BROAD NATIONAL BANCORPORATION
               COMPUTATION OF NET INCOME PER SHARE


                                   Year Ended December 31,

                           1998/1/        1997/1/        1996/1/
                (Dollars in Thousands, Except Per Share Amounts)

BASIC:
Net income available to  $8,047,141     $6,410,820     $5,273,146
common shareholders

Weighted average common   4,934,554      5,027,538      5,028,575
shares outstanding

BASIC EARNINGS PER          $1.63           $1.28          $1.05
COMMON SHARE


DILUTED:
Net income available to  $8,047,141     $6,410,820     $5,273,146
common shareholders

Weighted average common   4,934,554      5,027,538      5,028,575
shares outstanding

  Effects of dilutive
  securities
     Stock options          191,853        176,931         97,805
     Convertible
       preferred stock            0              0        121,347
     Contingently issuable
       shares                35,474              0             0

  Adjusted weighted average
   common shares
   outstanding            5,161,881      5,204,469      5,247,727

DILUTED EARNINGS PER
COMMON SHARE               $1.56            $1.23          $1.01


/1/ All share and per share amounts have been adjusted to reflect the 5% stock dividend which was declared
     December 17, 1998 and distributed January 7, 1999, as well as all previous stock dividends.